UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule §240.14a-12

URSTADT BIDDLE PROPERTIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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URSTADT BIDDLE PROPERTIES INC.
321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 9, 2006

Notice is hereby given that the Annual Meeting of Stockholders of Urstadt Biddle Properties Inc. will be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut, 06870, on Thursday, March 9, 2006, at 2:00 p.m. for the following purposes:

1.	To elect three Directors to serve for three years;

2.	To ratify the appointment of PKF as the independent registered public accounting firm of the Company for one year;

3.	To amend the Company’s Restricted Stock Award Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record as of the close of business on January 24, 2006 are entitled to notice of and to vote at the Meeting.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON,
PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

By Order of the Directors

THOMAS D. MYERS
Secretary

February 3, 2006

URSTADT BIDDLE PROPERTIES INC.

321 RAILROAD AVENUE
GREENWICH, CONNECTICUT 06830

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held on March 9, 2006

This Proxy Statement is furnished to stockholders of Urstadt Biddle Properties Inc., a Maryland corporation (hereinafter called the “Company”), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut, 06870, on March 9, 2006 at 2:00 p.m. for the purposes set forth in the Notice of Meeting.

The solicitation is made on behalf of the Directors of the Company and the costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the shares.

Holders of record of Class A Common Shares and Common Shares of the Company as of the close of business on the record date, January 24, 2006, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Class A Common Shares and Common Shares constitute the only classes of securities entitled to vote at the Meeting. Each Common Share entitles the holder thereof to one vote and each Class A Common Share entitles the holder thereof to 1/20 of one vote. At the close of business on January 24, 2006, there were 18,784,850 Class A Common Shares issued and outstanding and 7,595,131 Common Shares issued and outstanding.

Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted as follows: (i) FOR the election of the three Directors; (ii) FOR the ratification of the appointment of PKF as the Company’s independent registered public accounting firm for the ensuing fiscal year; (iii) FOR the amendment of the Company’s Restricted Stock Award Plan; and, as to any other matter which may properly come before the Meeting, in the named proxies’ discretion to the extent permitted under relevant laws and regulations. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

The Annual Report to stockholders for the Company’s fiscal year ended October 31, 2005 has been mailed with or prior to this Proxy Statement. This Proxy Statement and the enclosed proxy were mailed to stockholders on or about February 3, 2006. The principal executive offices of the Company are located at 321 Railroad Avenue, Greenwich, Connecticut, 06830 (telephone: 203-863-8200; fax: 203-861-6755).

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to Section 6.2 of the Company’s Articles of Incorporation, the Directors are divided into three classes designated Class I, Class II and Class III, each serving three-year terms. Three Directors are to be elected at the Meeting. Messrs. Robert R. Douglass, George H. C. Lawrence and Charles J. Urstadt, comprising Class III, have been nominated by the Board of Directors for election as Directors to hold office until the year 2009 Annual Meeting and until their successors have been elected and shall qualify. The continuing Directors comprising Class I are Messrs. Willing L. Biddle, E. Virgil Conway and Robert J. Mueller, whose terms expire at the 2007 Annual Meeting. The continuing Directors comprising Class II are Messrs. Peter Herrick, Charles D. Urstadt and George J. Vojta, whose terms expire at the 2008 Annual Meeting.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the three nominees during the last five years has been furnished to the Company by such nominee.

Robert R. Douglass, age 74, is Vice-Chairman of the Board of Directors and has served as a Director of the Company since 1991. Currently, Mr. Douglass is of Counsel to Milbank, Tweed, Hadley and McCloy, attorneys. He also serves as Chairman of the Downtown Lower Manhattan Association and Chairman of the Alliance for Downtown New York. Mr. Douglass recently served as Chairman and Director, Clearstream International (2000–2004) and Chairman and Director, Cedel International (1994–2002). Previously, Mr. Douglass served as Vice Chairman and Director, The Chase Manhattan Corporation (1985–1993) and as Executive Vice President, General Counsel and Secretary of The Chase Manhattan Corporation (1976–1985). Mr. Douglass is a former Trustee of Dartmouth College (1983–1993).

George H.C. Lawrence, age 68, has served as a Director of the Company since 1988. Mr. Lawrence currently serves as President and Chief Executive Officer of Lawrence Properties, Inc. (since 1970). Mr. Lawrence is an Honorary Trustee of Sarah Lawrence College and serves as a Director of the Westchester County Association; Senior Vice President and Director of Kensico Cemetery; and member of the Board of Trustees of Indian River Hospital District.

Charles J. Urstadt, age 77, has served as a Director of the Company since 1975, as Chairman of the Board of Directors since 1986 and as Chief Executive Officer since 1989. Mr. Urstadt also serves as Chairman and Director of Urstadt Property Company, Inc. (a real estate investment corporation); Vice Chairman of Battery Park City Authority; and Trustee of Historic Hudson Valley. He is a Retired Director, Putnam Trust Company; Trustee Emeritus, Pace University; and Retired Trustee, Teachers Insurance and Annuity Association. Mr. Urstadt is the father of Charles D. Urstadt, a Director of the Company, and the father-in-law of Willing L. Biddle, the Company’s President.

At the Annual Meeting, the stockholders of the Company will be requested to elect three Directors, comprising Class III. The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting, subject to quorum requirements, will be required to elect a Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class I Directors with Terms Expiring in 2007

Willing L. Biddle, age 44, has served as a Director of the Company since 1997 and as President and Chief Operating Officer of the Company since December 1996. Previously, Mr. Biddle served the Company in other executive capacities: Executive Vice President (March 1996 to December 1996); Senior Vice President — Management (June 1995 to March 1996); and Vice President — Retail (April 1993 to June 1995). Mr. Biddle serves as an Advisory Director of the Putnam Trust Company.

E. Virgil Conway, age 76, has served as a Director of the Company since 1989. Mr. Conway is currently Chairman of Rittenhouse Advisors, LLC. He also serves as a Trustee of Phoenix Duff & Phelps Mutual Funds and as Vice Chairman of The Academy of Political Science. Within the last five years, Mr. Conway served as Chairman of the Metropolitan Transportation Authority (1995–2001); Chairman and Trustee, Consolidated Edison Company of New York, Inc. (1970–2002); Director, Union Pacific Corporation (1978–2002); Trustee, Atlantic Mutual Insurance Company (1974–2002); and Director, Centennial Insurance Company (1974–2002). Previously Mr. Conway served as Chairman of the Financial Accounting Standards Advisory Council (1992–1995) and Chairman and Director of The Seamen’s Bank for Savings, FSB (1969–1989). Mr. Conway is an Honorary Trustee of Josiah Macy Foundation, Trustee Emeritus of Pace University and Trustee Emeritus of Colgate University.

Robert J. Mueller, age 64, has served as a Director of the Company since 2004. Between 1989 and March 2004, Mr. Mueller was employed as Executive Vice President (until 1991) and as Senior Executive Vice President of The Bank of New York. From 1992 to 1998, Mr. Mueller served as Chief Credit Policy Officer of the bank with responsibilities as head of worldwide risk management. From 1998 to 2004, his responsibilities included the bank’s global trading operations, commercial real estate lending, regional commercial banking, community development, residential mortgage lending and equipment leasing. He was a member of the bank’s Senior Planning Committee. Mr. Mueller currently serves on the Boards of the Community Preservation Corp., the Borough of Manhattan Community College Fund, Danita Container, Inc. and All Ahead, Inc. He is an Advisory Board Member of Neighborhood Housing Services of New York, Inc.

Class II Directors with Terms Expiring in 2008

Peter Herrick, age 78, has been a Director of the Company since 1990. Mr. Herrick previously served as Vice Chairman of The Bank of New York (1990–1992) and as President and Chief Operating Officer of The Bank of New York (1982–1990). Mr. Herrick also served as President and Director of The Bank of New York Company, Inc. (1984–1992). Mr. Herrick is a former member of the New York State Banking Board (1990–1993) and has served as a Director of Mastercard International (1985–1992) and BNY Hamilton Funds, Inc. (1992–1999).

Charles D. Urstadt, age 46, has been a Director of the Company since 1997. Mr. Urstadt is currently President and Director of Urstadt Property Company, Inc. (a real estate investment corporation). Mr. Urstadt previously served as Executive Vice President, Brown Harris Stevens, LLC (1992–2001); Publisher, New York Construction News (1984–1992); Member, Board of Consultants of the Company (1991–1997); Director, Friends of Channel 13 (1992–2001); Board Member, New York State Board for Historic Preservation (1996–2002); President and Director, East Side Association (1994–1997); and Director, New York Building Congress (1988–1992).

George J. Vojta, age 70, has been a Director of the Company since 1999. Mr. Vojta previously served as Vice Chairman and Director of Bankers Trust Company (1992–1999) and Executive Vice President of Bankers Trust Company (1984–1992). Currently, Mr. Vojta maintains the following affiliations: Member, New York State Banking Board; Director, Private Export Funding Corporation; Chairman, Wharton Financial Institutions Center; Chairman, The Westchester Group, LLC; Director, Financial Services Forum; Member, Council on Foreign Relations; Chairman, E Standards Forum/Financial Standards Foundation; Chairman, Yale Center for Corporate Governance; Member, Advisory Board, Yale School of Management; Director, International Executive Service Corps.; Director, Center for International Private Enterprise; and Director, Cynosure, Inc.

Executive Officers who are not Directors

James R. Moore, age 57, has served as Executive Vice President and Chief Financial Officer of the Company since 1996 and as Treasurer since 1987. Previously, Mr. Moore served the Company as Senior Vice President and Chief Financial Officer (1989–1996); Secretary (1987–1999) and Vice President — Finance and Administration (1987–1989).

Raymond P. Argila, age 57, has served the Company as Senior Vice President and Chief Legal Officer since 1990. Previously, Mr. Argila was employed as Senior Counsel at Cushman & Wakefield, Inc. (1987–1990).

CORPORATE GOVERNANCE AND BOARD MATTERS

Urstadt Biddle Properties Inc. is committed to maintaining sound corporate governance principles. The Board of Directors has approved formal Corporate Governance Guidelines which are available on the Company’s website at http://www.ubproperties.com. Together with the bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). The Board requires that at least a majority of its Directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its Directors, including information provided to the Company by the Directors. Based upon its review, the Board of Directors determined that all of its Directors, other than Messrs. Charles J. Urstadt, Charles D. Urstadt and Willing L. Biddle, are independent, consistent with the Corporate Governance Guidelines.

Committees of the Board of Directors and Certain Meetings

During the fiscal year ended October 31, 2005, the Directors held nine meetings. The Directors have four standing committees: an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. Each Director attended at least 75% of the aggregate total number of meetings held during the fiscal year by the Directors and by all committees of which such Director is a member.

The Audit Committee consists of three non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Audit Committee held five meetings during the fiscal year ended October 31, 2005. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. The Committee’s primary duties are to: (i) monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance and accounting matters; (ii) monitor the Company’s compliance with legal and regulatory requirements relating to the foregoing; (iii) monitor the independence and performance of the Company’s independent auditor and internal auditing function; (iv) provide an avenue of communication among the Board, the independent auditor, management and persons responsible for the internal audit function; and (v) prepare an Audit Committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement. The Board of Directors has approved a written charter for the Audit Committee, the text of which may be viewed on the Company’s website at http:\\www.ubproperties.com. The Audit Committee has sole authority to appoint, retain, oversee and, when appropriate, terminate the independent auditor of the Company. The Committee reviews with management and the independent auditor the Company’s quarterly financial statements and internal accounting procedures and controls, and reviews with the independent auditor the scope and results of the auditing engagement. Messrs. Peter Herrick, Robert J. Mueller and George J. Vojta are the current members of the Audit Committee. The Board of Directors has determined that Mr. Peter Herrick, Chair of the Committee, meets the standards of an “Audit Committee Financial Expert” as that term is defined under Item 401(h) of Regulation S-K.

The Compensation Committee consists of three non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Compensation Committee held one meeting during the fiscal year ended October 31, 2005. Key responsibilities of the Compensation Committee include: (i) reviewing the Company’s overall compensation strategy to assure that it promotes shareholder interests and supports the Company’s strategic objectives; (ii) reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and establishing the compensation of the Company’s Chief Executive Officer; (iii) reviewing and recommending to the Board compensation for Directors and non-CEO executive officers; (iv) administering the Company’s Stock Option Plan and Restricted Stock Plan and approving bonus or cash incentive plans used to compensate officers and other employees; and (v) preparing a report to be included in the Company’s annual proxy statement. The Board of Directors has approved a written charter for the Compensation Committee, the text of which may be viewed on the Company’s website at http:\\www.ubproperties.com. Messrs. E. Virgil Conway, Robert R. Douglass and George H. C. Lawrence are the current members of the Compensation Committee.

The Executive Committee held three meetings during the fiscal year ended October 31, 2005. In general, the Executive Committee may exercise such powers of the Directors between meetings of the Directors as may be delegated to it by the Directors (except for certain powers of the Directors which may not be delegated). Messrs. Willing L. Biddle, Peter Herrick, Charles D. Urstadt and Charles J. Urstadt are the current members of the Executive Committee.

The Nominating and Corporate Governance Committee (“Governance Committee”) consists of six non-employee Directors, each of whom is independent as defined in the listing standards (as amended from time to time) of the New York Stock Exchange. The Governance Committee held one meeting during the fiscal year ended October 31, 2005. The principal responsibilities of the Governance Committee are to: (i) establish criteria for Board membership and selection of new Directors; (ii) recommend nominees to stand for election to the Board, including incumbent Board members and candidates for new Directors; (iii) develop and recommend a set of corporate governance principles and evaluate compliance by management and the Board with those principles and the Company’s Code of Business Conduct and Ethics; and (iv) with the assistance of the Chief Executive Officer and other members of the Board, develop and periodically review succession planning for the Chief Executive Officer. The Corporate Governance Guidelines include the Director Candidate Guidelines recommended by the Governance Committee and approved by the Board of Directors which set forth the minimum qualifications and additional considerations that the Governance Committee uses in evaluating candidates for election to the Board. The Director Candidate Guidelines include the following minimum qualifications:

•	a candidate’s demonstrated integrity and ethics consistent with the Company’s Code of Business Conduct and Ethics;

•	a candidate’s willingness to represent the best interests of all of the Company’s shareholders and not just a particular constituency; and

•	a candidate’s willingness and ability to participate fully in Board activities, including active membership and attendance at Board meetings and participation on at least one committee of the Board.

The Board has not adopted a numerical limit on the number of public company boards on which its Directors may serve; however, the Committee will consider the demands on a candidate’s time in selecting nominees. In addition, the Committee will take into consideration such other factors as it deems appropriate, including:

•	a candidate’s experience in real estate, business, finance, accounting rules and practices, law and public relations;

•	the appropriate size and diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its Directors and the interplay of the candidate’s experience with that of other Board members; and

•	a candidate’s judgment, skill and experience with businesses and organizations comparable to the Company.

The Company requires that at least a majority of its Directors satisfy the independence criteria established by the New York Stock Exchange (“NYSE”) and any applicable SEC rules, as they may be amended from time to time. In addition, the Committee will consider the financial literacy and financial background of nominees to ensure that the Board has at least one “audit committee financial expert” on the Audit Committee and that Board members who might serve on the Audit Committee satisfy the financial literacy requirements of the NYSE. The Committee believes it appropriate for at least one key member of the Company’s management to participate as a member of the Board.

Shareholders can suggest qualified candidates for Director by writing to the Company’s corporate secretary at 321 Railroad Avenue, Greenwich, CT 06830. Submissions timely received (as described under “Other Matters” on page 24) and which comply with the criteria outlined in the preceding paragraphs will be forwarded to the Chairperson of the

Nominating and Corporate Governance Committee for review and consideration. The Committee does not intend to evaluate such nominees any differently than other nominees to the Board.

The Board of Directors has approved a written charter for the Governance Committee, the text of which may be viewed on the Company’s website at http:\\www.ubproperties.com. Messrs. E. Virgil Conway, Robert R. Douglass (Chair), Peter Herrick, George H. C. Lawrence, Robert J. Mueller and George J. Vojta are the current members of the Governance Committee.

In the fiscal year ended October 31, 2005, the non-management Directors of the Company met once in executive session. Mr. Robert Douglass, Chair of the Nominating and Corporate Governance Committee, presided over the meeting.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

On January 24, 2006, the Audit Committee of the Company appointed PKF, Certified Public Accountants, A Professional Corporation (“PKF”), as the independent registered public accounting firm of the Company. PKF has not previously acted as independent registered public accounting firm of the Company. During the year ended October 31, 2005, PKF was engaged by the Company to perform certain internal audit functions in connection with the Company’s development and testing of internal controls over financial reporting. Subject to ratification by the stockholders of the Company, the Audit Committee of the Board of Directors of the Company has appointed PKF to audit the financial statements of the Company and the Company’s internal control over financial reporting for the ensuing fiscal year. The Board of Directors of the Company recommends to the stockholders that such appointment be ratified. Representatives of PKF will be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives also will be available to respond to appropriate questions.

During the years ended October 31, 2005 and October 31, 2004, Ernst & Young LLP acted as independent registered public accounting firm of the Company. The following sets forth the information required by Item 304(a)(1) of Regulation S-K concerning the change of independent registered public accounting firm of the Company: (i) on January 24, 2006, the Audit Committee of the Company’s Board of Directors agreed, by resolution, to end the engagement of Ernst & Young LLP as the Company’s independent registered public accounting firm as of completion of the audit for the year ended October 31, 2005; (ii) the reports of Ernst & Young LLP on the Company’s consolidated financial statements as of and for the years ended October 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; (iii) the decision to change accountants was made by the Company’s Audit Committee; (iv) in connection with the audits of the Company’s consolidated financial statements for each of the fiscal years ended October 31, 2005 and 2004 and through January 24, 2006, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their report; and (v) during the years ended October 31, 2005 and 2004 and through January 24, 2006, there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. Ernst & Young LLP furnished a letter addressed to the SEC stating that it was in agreement with the statements contained in subparagraphs (ii), (iv) and (v) above. The decision to replace Ernst & Young LLP as the Company’s independent registered public accounting firm was based primarily on the Audit Committee’s efforts to reduce the Company’s costs for audit services. Representatives of Ernst & Young LLP have been invited to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. If in attendance, such representatives will be available to respond to appropriate questions.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting, subject to quorum requirements, will be required to ratify the appointment of PKF as independent registered public accounting firm of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PKF
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3
AMENDMENT OF THE RESTRICTED STOCK AWARD PLAN

The Company first established a Restricted Stock Award Plan in 1997. In 2002, the shareholders of the Company approved an Amended and Restated Restricted Stock Award Plan (the “Plan”) and approved further amendments to the Plan in 2004. The principal purpose of the Plan is to promote the long-term growth of the Company by attracting, retaining and motivating Directors and key management personnel possessing outstanding ability and to further the identity of the interests of such personnel with those of the Company’s stockholders through stock ownership opportunities. Pursuant to the Plan, Directors and management personnel of the Company selected by the Compensation Committee may be issued restricted stock awards.

As of January 6, 2006, awards representing 455,850 shares of Class A Common Stock and 1,026,600 shares of Common Stock had been issued under the Plan and there remained 167,550 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock and Common Stock, available for future awards.

In order to be able to continue to attract, retain and motivate qualified individuals as Directors and officers of the Company, the Board of Directors has approved, subject to stockholder approval, an amendment to the Plan that would increase the maximum number of shares of restricted stock available for issuance thereunder from 1,650,000 common shares (350,000 shares each of Class A Common Stock and Common Stock and 950,000 shares which, at the discretion of the Compensation Committee administering the Plan, may be awarded in any combination of Class A Common Stock or Common Stock) to 2,000,000 common shares, of which 350,000 shares shall be Class A Common Stock, 350,000 shares shall be Common Stock and 1,300,000 shares, at the discretion of the Compensation Committee administering the Plan, shall be any combination of Class A Common Stock or Common Stock.

Set forth below is a summary of the principal provisions of the Plan.

Summary of the Restricted Stock Award Plan

Grant of Restricted Stock Awards. If Proposal 3 is approved, the Compensation Committee would be authorized to grant restricted stock awards up to 2,000,000 common shares (350,000 shares each of Class A Common Stock and Common Stock and 1,300,000 shares which, at the discretion of the Compensation Committee, may be awarded in any combination of Class A Common Stock or Common Stock). The participants eligible to receive the restricted stock awards are management personnel selected by the Compensation Committee, in its discretion, who are considered to have significant responsibility for the growth and profitability of the Company as well as Directors.

Principal Terms and Conditions of Restricted Stock Awards. Each restricted stock award will be evidenced by a written agreement, executed by both the relevant participant and the Company, setting forth all the terms and conditions applicable to such award as determined by the Compensation Committee. Such terms and conditions shall include: (i) the length of the restricted period of the award; (ii) the restrictions applicable to the award including, without limitation, the employment or retirement status rules governing forfeiture, and the prohibition against the sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and (iii) the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period.

Lapse of Restrictions. If a participant’s status as an employee or non-employee Director of the Company is terminated by reason of death or disability, the restrictions shall lapse on such date. If such status as an employee or non-employee Director is terminated prior to the lapse of the restricted period by reason of retirement, the restricted period will continue as if the participant had remained in the employment of the Company. The Compensation Committee has the authority to accelerate the time at which the restrictions may lapse whenever it considers that such action is in the best interests of the Company and of its stockholders, whether by reason of changes in tax laws, a “change in control” as defined in the Plan or otherwise.

Tax Consequences. The Company is required to withhold taxes to comply with federal and state laws applicable to the value of restricted shares when they are released from risk of forfeiture. Upon the lapse of the applicable restrictions, the value of the restricted stock will be taxable to the relevant participant as ordinary income and deductible by the Company.

Compliance with SEC Requirements. No certificates for shares distributed under the terms of the Plan shall be executed and delivered to participants until the Company shall have taken any action then required to comply with the Securities Act of 1933, as amended, the Exchange Act and applicable SEC requirements.

Adjustments to the Plan. If the Company subdivides or combines its outstanding shares of Class A Common Stock or Common Stock into a greater or lesser number of shares or if the Compensation Committee shall determine that a stock dividend, reclassification, business combination, exchange of shares, warrants or rights offering to purchase shares or other similar event affects the shares of the Company such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, the Compensation Committee may make adjustments to the number and class of shares which may be awarded and the number and class of shares subject to outstanding awards under the Plan.

The affirmative vote of the holders of not less than a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting, subject to quorum requirements, will be required to amend the Restricted Stock Award Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
AMENDMENT OF THE RESTRICTED STOCK AWARD PLAN

Proposal 3 above summarizes the Company’s Restricted Stock Award Plan. The amount of specific future awards that may be made under the Plan and the value of such awards are not determinable at this time. The following table sets forth information concerning the dollar value of awards and the number of shares of Common stock and Class A Common stock subject to such awards that were made under the Plan during the fiscal year ended October 31, 2005 to each of the Company’s executive officers, to the executive officers as a group, to seven non-executive Directors of the Company as a group and to eight non-executive officer employees as a group.

RESTRICTED STOCK AWARD PLAN
Awards to Employees and Non-employee Directors
During the Year ended October 31, 2005

		Number of Shares
Name and Position	Dollar Value (1)	Common Shares	Class A Common Shares
Charles J. Urstadt Chairman & Chief Executive Officer	$1,304,875	75,000	6,250

Willing L. Biddle President & Chief Operating Officer	$1,683,900	100,000	5,000

James R. Moore Executive Vice President & Chief Financial Officer	$314,625	—	18,750

Raymond P. Argila Senior Vice President & Chief Legal Officer	$92,290	—	5,500

Total Executive Group	$3,395,690	175,000	35,500

Non-Executive Director Group	$93,344	800	4,800

Non-Executive Officer Employee Group	$593,593	—	35,375

(1)	Amounts shown represent the dollar value on the date of grant. Restricted stock vests between five and ten years after the date of grant, as determined by the Compensation Committee at the time of each grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of January 6, 2006 available to the Company with respect to the shares of the Company (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of the Class A Common Shares and Common Shares then outstanding and (ii) held by each of the Directors, each of the executive officers named in the Summary Compensation Table below, and by all of the Directors and such executive officers as a group:

5% BENEFICIAL OWNERS

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class	Class A Common Shares Beneficially Owned	Percent of Class
Charles J. Urstadt Urstadt Biddle Properties Inc. 321 Railroad Ave. Greenwich, CT 06830	2,929,479 (1)	38.5%	268,925 (2)	1.4%

Willing L. Biddle Urstadt Biddle Properties Inc. 321 Railroad Ave. Greenwich, CT 06830	1,346,874 (3)	17.7%	159,230 (4)	.8%

(1)	Of these shares, 536,439 are owned by Urstadt Property Company, Inc. (“UPCO”), a company of which Mr. Urstadt is the chairman, a director and a principal stockholder, 1,901,006 shares are owned by Urstadt Realty Associates Co LP (“URACO”), a Delaware limited partnership of which UPCO is the general partner, 21,300 shares are owned by Elinor Urstadt, Mr. Urstadt’s wife, and 7,620 shares are held by The Trust Established Under the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (the “Compensation Plan Trust”). See “Compensation and Transactions with Management and Others” below.

(2)	Of these shares, 41,425 shares are owned by URACO, 19,750 shares are owned by Elinor Urstadt, Mr. Urstadt’s wife, and 100,000 shares are owned by the Urstadt Conservation Foundation (the “Conservation Foundation”), of which Mr. Urstadt and his wife are the sole trustees. Mr. Urstadt disclaims beneficial ownership of any shares held by the Conservation Foundation. See “Compensation and Transactions with Management and Others” below.

(3)	Of these shares, 2,743 shares are held by the Compensation Plan Trust, 2,307 shares are owned by the Willing L. Biddle IRA, 4,475 shares are owned beneficially and of record by Catherine U. Biddle, Mr. Biddle’s wife, 555 shares are owned by the Catherine U. Biddle IRA and 1,070 shares are owned by the Charles and Phoebe Biddle Trust UAD 12/20/93, of which Mr. Biddle and Charles J. Urstadt are the sole trustees, for the benefit of the issue of Mr. Biddle.

(4)	Of these shares, 4,475 shares are owned beneficially and of record by Catherine U. Biddle and 555 shares are owned by the Catherine U. Biddle IRA.

DIRECTORS AND OFFICERS

Name	Common Shares Beneficially Owned (1)		Percent Of Class (1)	Class A Common Shares Beneficially Owned (2)		Percent of Class (2)
Charles J. Urstadt	2,929,479	(3)	38.5%	268,925	(4)	1.4%
Willing L. Biddle	1,346,874	(5)	17.7%	159,230	(6)	*
E. Virgil Conway	7,625		*	76,196	(7)	*
Robert R. Douglass	11,157	(8)	*	31,843	(9)	*
Peter Herrick	—		*	80,774		*
George H.C. Lawrence	26,945		*	38,820		*
Robert J. Mueller	—		*	8,645		*
Charles D. Urstadt	19,276	(10)	*	3,153	(11)	*
George J. Vojta	525		*	2,625		*
James R. Moore	18,016	(12)	*	176,425	(13)	*
Raymond P. Argila	15,566	(14)	*	90,766	(15)	*
Directors & Executive Officers as a group (11 persons)	4,375,463	(16)	57.5%	937,402	(17)	5.0%

*	Less than 1%

(1)	On August 14, 1998, the Company paid a stock dividend in the form of one share of Class A Common Stock for each outstanding share of Common Stock (the “Stock Dividend”). In connection with the Stock Dividend, each of the directors’ options to purchase shares of Common Stock awarded prior to the Stock Dividend (each an “Existing Option”) is deemed to be, upon his election with respect to each Existing Option: (i) an option (each, a “Common Stock Option”) to purchase such number of shares of Common Stock as shall be equal in aggregate fair market value to the aggregate fair market value of the shares of Common Stock issuable pursuant to the related Existing Option; (ii) an option (each, a “Class A Stock Option”) to purchase such number of shares of Class A Common Stock as shall be equal in aggregate fair market value to the aggregate fair market value of the shares of Common Stock issuable pursuant to the related Existing Option; or (iii) an option (each, a “Combination Option”) to purchase such number of shares of Common Stock and such number of shares of Class A Common Stock, in each case, as shall be equal to the number of shares of Common Stock issuable pursuant to the related Existing Option.

The exercise price for the purchase of one share of Common Stock and/or one share of Class A Common Stock pursuant to any Common Stock Option, Class A Stock Option or Combination Option has been set according to the proportional allocation of the exercise price for the purchase of one share of Common Stock pursuant to the related Existing Option, such proportional allocation being determined according to the fair market values of the underlying shares of Common Stock (ex-Stock Dividend) and Class A Common Stock.

The figures presented in this column assume, in connection with the determination of the number of Common Shares issuable upon exercise of options exercisable within 60 days by Messrs. Douglass and C.D. Urstadt, that such individuals will elect the Common Stock Option with respect to all of such options. If either of such individuals elects the Combination Option or the Class A Stock Option with respect to any or all of such options, the number of Common Shares issuable upon exercise of options exercisable within 60 days, the total number of Common Shares beneficially owned and the Percent of Class would be less for such individual.

(2)	The figures presented in this column assume, in connection with the determination of the number of Class A Common Shares issuable upon exercise of options exercisable within 60 days by Messrs. Douglass and C.D. Urstadt, that such individuals will elect the Class A Stock Option with respect to all of such options. If such individual elects the Combination Option or the Common Stock Option with respect to any or all of such options, the number of Class A Common Shares issuable upon exercise of options exercisable within 60 days, the total number of Class A Common Shares beneficially owned and the Percent of Class would be less for such individual.

(3)	See note (1) under the preceding table titled “5% Beneficial Owners”.

(4)	See note (2) under the preceding table titled “5% Beneficial Owners”.

(5)	See note (3) under the preceding table titled “5% Beneficial Owners”.

(6)	See note (4) under the preceding table titled “5% Beneficial Owners”.

(7)	This figure includes 10,000 Class A Common Shares held of record by The Conway Foundation of which Mr. Conway and his wife, Elaine Conway, are the sole directors. Mr. Conway disclaims beneficial ownership of any shares held by The Conway Foundation.

(8)	This figure includes 4,932 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See footnote (1) above.

(9)	This figure includes 4,906 Class A Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See footnote (1) above.

(10)	This figure includes 2,966 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See footnote (1) above.

(11)	This figure includes 2,953 Class A Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See footnote (1) above.

(12)	This figure includes 5,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

(13)	This figure includes 15,009 Class A Common shares held of record by the Compensation Plan Trust.

(14)	This figure includes 3,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

(15)	This figure includes 3,000 Class A Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

(16)	This figure includes 15,898 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

(17)	This figure includes 10,859 Class A Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days.

COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

Executive Officer Compensation

There is set forth below information concerning the annual and long-term compensation paid by the Company during each of the three years ended October 31, 2005 to those persons who were, at October 31, 2005 (i) the chief executive officer and (ii) the three other most highly compensated executive officers of the Company, constituting the only persons who were serving as executive officers at such date.

SUMMARY COMPENSATION TABLE

					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Total	Restricted Stock (1)	# Options SARs	LTIP Payouts $	All Other Compensation (2)
Charles J. Urstadt	2005	$294,167	$30,000	$324,167	$1,304,875	0	0	$15,708
Chairman and Chief	2004	$289,166	$30,000	$319,166	$1,205,063	0	0	$15,958
Executive Officer	2003	$286,650	$30,000	$316,650	$882,500	0	0	$15,832

Willing L. Biddle	2005	$272,500	$30,000	$302,500	$1,683,900	0	0	$15,125
President and Chief	2004	$258,333	$30,000	$288,333	$1,376,688	0	0	$14,417
Operating Officer	2003	$250,819	$30,000	$280,819	$1,261,875	0	0	$14,041

James R. Moore	2005	$228,333	$20,000	$248,333	$314,625	0	0	$12,417
Executive Vice President	2004	$218,333	$20,000	$238,333	$214,800	0	0	$11,917
and Chief Financial	2003	$209,990	$20,000	$229,990	$171,000	0	0	$11,500
Officer

Raymond P. Argila	2005	$170,833	$10,000	$180,833	$92,290	0	0	$9,042
Senior Vice President	2004	$164,000	$ 9,000	$173,000	$64,440	0	0	$8,650
and Chief Legal Officer	2003	$158,089	$27,000	$185,089	$45,600	0	0	$8,279

(1)	Amounts shown represent the dollar value on the date of grant. The aggregate number of shares of restricted stock held on October 31, 2005 and the value thereof as of such date were as follows: Urstadt, 102,500 Class A Common Shares and 356,250 Common Shares ($7,940,950); Biddle, 117,500 Class A Common Shares and 437,500 Common Shares ($9,613,150); Moore, 66,250 Class A Common Shares and 5,500 Common Shares ($1,194,785); and Argila, 20,000 Class A Common Shares and 2,000 Common Shares ($366,640). Restricted stock vests between five and ten years after the date of grant, as determined by the Compensation Committee at the time of each grant. Dividends on shares of restricted stock are paid as declared. During the year ended October 31, 2005, Mr. Moore became fully vested in 5,500 shares each of Class A Common Stock and Common Stock that were granted as restricted stock in 2000. Mr. Argila became fully vested in 2,000 shares each of Class A Common Stock and Common Stock that were granted as restricted stock in 2000.

(2)	Consists of a discretionary contribution by the Company to the Company’s Profit Sharing and Savings Plan (the “401(k) Plan”) allocated to an account of the named executive officer and related excess benefit compensation.

Director Compensation

For the year ended October 31, 2005, other than Messrs. C.J. Urstadt and Biddle, each Director received an annual retainer of $20,000 and compensation of $1,600 for each Director meeting and each committee meeting attended. Such Directors also received 800 shares each of restricted stock under the Restricted Stock Award Plan which, at the election of each Director, were shares of either Common Stock or Class A Common Stock. The restricted stock vests five years after the date of grant. The Chairmen of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $3,000.

Excess Benefit and Deferred Compensation Plan

Effective since November 1996, the Company has maintained the Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (as amended the “Original Plan”). In response to changes required by the American Jobs Creation Act of 2004, in December 2004 the Directors voted to freeze the Original Plan and adopted a new Urstadt Biddle Properties Inc. Excess Benefit and Deferred Compensation Plan (the “Revised Plan”), effective January 1, 2005. The Original Plan was (for the period through December 31, 2004) and the Revised Plan is (for the period after December 31, 2004) intended to provide eligible employees with benefits in excess of the amounts which may be provided under the Company’s tax-qualified Profit Sharing and Savings Plan (a 401(K) plan), and to provide such employees with the opportunity to defer receipt of a portion of their compensation. Participation is limited to those employees whose annual compensation exceeds $150,000.

The Original Plan provided, and the Revised Plan currently provides, that a participant is credited with an amount equal to the contributions which would have been credited to the participant if the applicable compensation limitation under the Profit Sharing and Savings Plan did not apply.

Amounts credited under the Original Plan and the Revised Plan vest under the same rules as under the Profit Sharing and Savings Plan. In addition, each Participant may elect to defer the receipt of a portion of his or her compensation until a later date. Amounts credited under the Original Plan and the Revised Plan are increased with interest at a rate set from time to time by the Compensation Committee. For the fiscal year ended October 31, 2005, the Company paid interest on deferred compensation accounts at a rate based upon the rate of interest applicable to United States Five Year Treasury Notes plus two percent. In the event of a change of control (as defined in each Plan), the Compensation Committee may in its discretion accelerate the vesting of benefits under either Plan.

Each of the Original Plan and the Revised Plan provide for a trust to hold funds allocated under the respective Plan. Members of the Compensation Committee act as trustees of each trust. Eligible participants in the Original Plan (for the period through December 31, 2004) and eligible participants in the Revised Plan (for the period after December 31, 2004) may elect to have all or a portion of their deferred compensation accounts in the applicable Plan invested in the Company’s Class A Common Stock, Common Stock or such other securities as may be purchased by the trustees in their discretion.

Change of Control Agreements

The Company has agreements with each of its executive officers, including Messrs. Urstadt, Biddle, Moore and Argila, under which, in certain circumstances following a Change of Control of the Company (as defined in such agreements), the Company would pay severance benefits to such persons. If, within 18 months following the Change of Control, the Company terminates the executive’s employment other than for cause, or if the executive elects to terminate his employment with the Company for reasons specified in the agreement, the Company will make a severance payment equal to a portion of such person’s base salary, together with medical and other benefits during such period. Messrs. Urstadt, Biddle, Moore and Argila each would receive a severance payment equal to their respective twelve month salaries plus benefits. The salaries of Messrs. Urstadt, Biddle, Moore and Argila are currently $295,000, $280,000, $235,000 and $177,000, respectively. Each of such agreements has an indefinite term.

Stock Options

The Company maintains a Stock Option Plan pursuant to which 824,093 shares of the Company’s authorized but unissued Common Shares and 744,464 shares of the Company’s Class A Common Shares have been reserved for issuance upon the exercise of options which have been or may be granted under the Plan. The persons eligible to participate in the Plan are such key employees of the Company as may be selected from time to time by the Compensation Committee in its discretion, as well as non-employee Directors. The Plan is administered by the Compensation Committee. There were no grants of stock options made under the Stock Option Plan in the fiscal year ended October 31, 2005.

Prior to enactment of the Sarbanes-Oxley Act of 2002, the Compensation Committee authorized loans to finance the exercise of stock options granted to executive officers. One loan is outstanding to Willing L. Biddle in the principal amount of $1,300,000. The loan has a ten-year term maturing in 2012, bears interest at 6.78% and is secured by a pledge of the related shares. The loan becomes due on termination of employment by the Company, but is automatically extended for seven months following termination of employment other than for cause.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information concerning the fiscal year-end value of unexercised options and SARs.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			# of Unexercised Class A Common And Common Share Options/SARs at FY-End		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Names	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Charles J. Urstadt
Class A	—	—	—	—	—	—
Common	—	—	—	—	—	—

Willing L. Biddle
Class A	—	—	—	—	—	—
Common	—	—	—	—	—	—

James R. Moore
Class A	—	—	—	—	—	—
Common	7,000	$65,528	5,000	—	$49,294	—

Raymond P. Argila
Class A	6,000	$53,753	3,000	—	$26,599	—
Common	—	—	3,000	—	$29,576	—

Restricted Stock Plan

Under the Company’s Restricted Stock Award Plan (the “Plan”), 350,000 shares each of the Company’s authorized but unissued Class A Common Stock and Common Stock and 950,000 shares, which at the discretion of the Compensation Committee may be awarded in any combination of Class A Common Stock and Common Stock, have been reserved for issuance in connection with restricted stock awards that have been or may be granted under the Plan. The persons eligible to receive restricted stock awards are selected by the Compensation Committee, in its discretion, from among management personnel who are considered to have significant responsibility for the growth and profitability of the Company and non-employee Directors. The Plan is administered by the Compensation Committee.

Each restricted stock award is evidenced by a written agreement, executed by both the relevant participant and the Company, setting forth all the terms and conditions applicable to such award as determined by the Compensation Committee. Such terms and conditions shall include: (i) the length of the restricted period of the award; (ii) the restrictions applicable to the award including, without limitation, the employment or directorship status rules governing forfeiture and restrictions on the sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and (iii) the eligibility to share in dividends and other distributions paid to the Company’s stockholders during the restricted period.

If a participant ceases to be employed or ceases to be a Director prior to the lapse of the restricted period by reason of death or disability, the restrictions shall lapse on such date. If a participant ceases to be employed or ceases to be a Director by reason of Retirement (as defined in the Plan), all awards of restricted stock continue to vest as if Retirement had not occurred until such time as the restrictions lapse.

The Compensation Committee has the authority to accelerate the time at which the restrictions may lapse whenever it considers that such action is in the best interests of the Company and of its stockholders, whether by reason of changes in tax laws, a “change in control” (as defined in the Plan) or otherwise.

As set forth under “Proposal 3 — Amendment of the Restricted Stock Award Plan”, the Board of Directors has approved, subject to approval of the stockholders of the Company, an amendment to the Plan which would increase the number of shares available for issuance under the Plan to 2,000,000 common shares, of which 350,000 shares shall be Class A Common Stock, 350,000 shares shall be Common Stock and 1,300,000 shares, at the discretion of the Compensation Committee administering the Plan, shall be any combination of Class A Common Stock or Common Stock.

Equity Compensation Plan Information

The Company has two compensation plans under which equity securities have been authorized for issuance and have been issued to employees and non-employee Directors: the Restricted Stock Award Plan and the Stock Option Plan. Each of these plans has been approved by the Company’s shareholders. For a description of the Restricted Stock Award Plan, see Proposal 3 (page 7) and page 14 in this proxy statement. For a description of the Stock Option Plan, see page 13.

The following table shows for these plans as a group the number of Class A Common Shares and Common Shares to be issued upon exercise of options outstanding at October 31, 2005, the weighted average exercise price of these options and the number of Class A Common Shares and Common Shares remaining available for future issuance at October 31, 2005, excluding shares to be issued upon exercise of outstanding options.

Equity Compensation Plan Table

	(a)	(b)	(c)
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation plans approved by security holders	12,359 (1)(4) 17,398 (2)(5)	$8.34 (1) $8.05 (2)	2,406 (2) 412,400 (3)

Total	12,359 (1)(4) 17,398 (2)(5)	$8.34 (1) $8.05 (2)	2,406 (2) 412,400 (3)

The Company has no equity compensation plans which are not approved by the stockholders.

(1)	Class A Common Shares

(2)	Common Shares

(3)	Either Common or Class A Common Shares

(4)	As more fully described in footnote (1) to the table titled “Directors and Officers” under the caption “Security Ownership of Certain Beneficial Owners and Management”, the figure presented assumes, in connection with 5,859 Class A Common Shares to be issued upon exercise of outstanding options, that all individuals for whom an election has been granted will elect the Class A Stock Option. If any individual elects the Combination Option or the Common Stock Option with respect to any or all of such options, the total number of Class A Common Shares to be issued would be less.

(5)	As more fully described in footnote (1) to the table titled “Directors and Officers” under the caption “Security Ownership of Certain Beneficial Owners and Management”, the figure presented assumes, in connection with 5,898 Common Shares to be issued upon exercise of outstanding options, that all individuals for whom an election has been granted will elect the Common Stock Option. If any individual elects the Combination Option or the Class A Stock Option with respect to any or all of such options, the total number of Common Shares to be issued would be less.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the SEC. Such persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, with respect to the period from November 1, 2004 through October 31, 2005, its Directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

Report of Compensation Committee on Executive Compensation

Overview

The Compensation Committee of the Board of Directors is composed of three independent, non-employee Directors, none of whom have interlocking relationships as defined by the SEC. The Committee is responsible for approving the Company’s overall compensation strategy, determining the compensation package for the Chief Executive Officer, including base salary, cash bonus and long-term compensation and for administering the Company’s Stock Option Plan and Restricted Stock Plan. The Committee believes that compensation should be structured to attract and retain high quality executives, with an emphasis on long-term incentive compensation that is related to the performance and profitability of the Company. Thus, in making its recommendations regarding compensation, the Committee attempts to align the financial interests of the Company’s executive officers with those of its shareholders.

Executive Compensation

In approving compensation for executive officers, the Committee evaluated the potential long-term profitability of the Company and the contributions of the respective executive officers. In considering such compensation, the Committee did not use an established formula with specific numerical targets, but evaluated a number of factors. Those factors included, among other things, acquisition and leasing activity, projected and actual cash flow, containment of expenses and total return to stockholders. The Committee examined competitive compensation information for executive positions of comparable responsibility with similarly sized REITs which the Committee believes are representative of the companies against which the Company competes for executive talent. These companies may not be identical to the peer group included in the performance graph in this proxy statement, which is determined by NAREIT. The emphasis is on long-term incentive compensation using the Restricted Stock Plan, thus providing the Company’s key executives with a direct incentive to improve the Company’s performance and enhance shareholder value. The Restricted Stock Plan provides that the recipient does not become vested in restricted stock until after a specified time after it is issued. The Compensation Committee determines the vesting period which may range between five and ten years after the date of grant. Unless an exception is approved by the Compensation Committee, if the executive leaves the Company other than by retirement, death or disability, unvested stock is forfeited. Restricted stock awards serve as both a reward for performance and a retention device for key executives and help to align their interests with all shareholders.

For the year ended October 31, 2005, the Compensation Committee particularly noted the following: (i) the sale, consistent with the Company’s long-term business plan, of both a non-core office building in the Midwest and a lesser performing retail property with the successful redeployment of funds from those transactions into two retail properties in the Company’s target region; (ii) the successful public offering of approximately $59.4 million (net of fees and expenses) of a new class of Series D Preferred Stock; (iii) continued strong leasing performance with a lease rate of 98% for its core properties; and (iv) total return to the Company’s stockholders of 19.6% for the Common stock and 8.7% for the Class A Common stock.

All executive compensation paid in 2005 was fully deductible by the Company in accordance with Section 162(m) of the Internal Revenue Code.

CEO Compensation

Annual base salaries for executive officers are based upon a calendar year. For the year 2006, the Compensation Committee approved a base salary for Charles J. Urstadt, the Chief Executive Officer, of $295,000 (unchanged from 2005). The Committee awarded Mr. Urstadt a cash bonus of $30,000 for 2005. The Committee also awarded Mr. Urstadt restricted stock in the amount of 65,000 Common shares and 5,000 Class A Common shares under the Restricted Stock Plan. The restricted stock awarded to Mr. Urstadt is subject to his continued employment and vests after five years. In the event of a change of control, the restricted stock would become 100% vested.

In determining Mr. Urstadt’s compensation, the Compensation Committee does not use an established formula, but reviews the same criteria as set forth above for executive compensation generally. In addition, the Committee may consider the Company’s performance compared to the prior year(s), the individual’s performance compared to the prior year(s) and the Company’s performance as compared to others in the REIT industry. The Committee considered the Chief Executive Officer’s successful execution of strategic transactions, noting the redeployment of non-core assets into two retail properties in the Company’s target region and the public offering of 2,450,000 shares of a new Series D preferred stock. The Compensation Committee believes that the Chief Executive Officer’s disciplined commitment to the Company’s principal objectives, including the selective acquisition of retail properties in the Company’s preferred region in the face of a highly competitive market and the CEO’s emphasis on direct property management and cost containment, have been instrumental in the Company’s steady growth in asset size, operating income, dividends and total shareholder return.

Other Compensation

The Compensation Committee believes that Mr. Biddle’s continued strong leadership during fiscal 2005 in all areas of operations, including acquisitions, leasing, property management and cost containment, also merits special recognition. In addition to the acquisition of the two retail properties in the Company’s targeted area which added over 378,000 square feet of leasable space to the Company’s portfolio, the Committee noted the substantial renovation and expansion projects concluded during the year and leasing efforts under Mr. Biddle’s leadership which helped maintain a lease rate of 98% for the Company’s core properties. The Committee recommended to the Board of Directors and the Board approved an award of restricted stock to Mr. Biddle in the amount of 100,000 Common Shares and 5,000 Class A Common Shares under the Restricted Stock Plan. The restricted stock awarded to Mr. Biddle is subject to continued employment and vests after ten years. In the event of a change in control, the restricted stock would become 100% vested.

The Committee believes that the total compensation paid to Messrs. Urstadt and Biddle was appropriate in light of the results achieved by the Company under their leadership. By placing greater emphasis on restricted stock awards tied to the Company’s performance, the Committee believes that the compensation of the Chief Executive Officer and President is more directly linked to performance on behalf of all shareholders.

Compensation Committee:

E. Virgil Conway, Chairman Robert R. Douglass George H.C. Lawrence

Report of Audit Committee

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors consists of the three non-employee directors listed below. Each of the members of the Audit Committee is independent, as such term is defined by the listing standards of the New York Stock Exchange (as amended from time to time). The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which may be viewed on the Company’s website at http://www.ubproperties.com under “Investor Relations” and “Governance Documents”. The duties of the Audit Committee are summarized in this Proxy Statement on page 4 and are more specifically set forth in the charter. During the last fiscal year, the Audit Committee reviewed the adequacy of the Audit Committee Charter and after appropriate consideration and discussion, determined that the Committee Charter is adequate under applicable SEC and NYSE rules and that the Committee had fulfilled its responsibilities as described in the Committee Charter.

During the last year, management of the Company completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in accordance with the Sarbanes-Oxley Act. The Audit Committee provided oversight of this process and met regularly with, and received periodic updates from, both management and Ernst & Young LLP, independent registered public accounting firm. The Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the Company’s consolidated financial statements, (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and (iii) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with management and the independent registered public accounting firm, the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2005. This review included a discussion with the independent registered public accounting firm of the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Rule 3600T of the Public Company Accounting Oversight Board which adopts on an interim basis Independence Standard’s Board Standard No. 1, Independence Discussions with Audit Committees, as amended, relating to independence with audit committees, and has discussed with the independent registered public accounting firm their independence from the Company and its management. The Audit Committee considered whether (and determined that) the provision by Ernst & Young LLP of the services described below under “Fees Billed by Independent Registered Public Accounting Firm” is compatible with Ernst & Young LLP’s independence from both management and the Company.

In reliance upon the review and discussions referred to above and the report of Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005 for filing with the SEC.

Among its responsibilities, the Audit Committee has sole authority to retain, set the terms of engagement of, evaluate and, when appropriate, replace the independent registered public accounting firm and persons responsible for the Company’s internal audit function. As described in Proposal 2 in this proxy statement, the Audit Committee has appointed a new independent registered public accounting firm, PKF, to audit the financial statements of the Company for the ensuing fiscal year and recommends to the stockholders that such appointment be ratified. The Audit Committee also has engaged Berdon LLP, certified public accountants and advisors, to provide internal audit services for the Company in 2006. During the year ended October 31, 2005, Berdon LLP provided consulting services to assist the Company in its compliance with Section 404 of the Sarbanes-Oxley Act.

Audit Committee:

Peter Herrick, Chairman Robert J. Mueller George J. Vojta

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The SEC requires disclosure of the fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, for certain services. The following table sets forth the aggregate fees billed by Ernst & Young LLP during the fiscal years ended October 31, 2005 and 2004.

	FY Ended 10/31/05	FY Ended 10/31/04
Fees Billed:
Audit Fees	$677,500	$211,500
Audit-Related Fees	$25,000	$-0-
Tax Fees	$31,820	$27,500
All Other Fees	$-0-	$-0-
Total	$734,320	$239,000

Audit Fees include amounts billed to the Company related to the audit of the consolidated financial statements of the Company and for quarterly reviews for that year. For the fiscal year ended October 31, 2005, this amount included $300,000 for the audit and quarterly reviews of the Company’s financial statements and $325,000 for the audit of management’s assessment of, and the effectiveness of, the Company’s internal control over financial reporting and $52,500 related to SEC filings and comfort letters in connection with the Company’s sale of equity securities.

Audit-Related Fees include amounts billed to the Company for services rendered in connection with required audits of certain acquired properties during the year.

Tax Fees include amounts billed to the Company primarily for tax planning and consulting, tax compliance and a review of the Company’s and its consolidated joint ventures’ federal and state income tax returns.

All Other Fees — there were no fees billed or incurred related to other fees or financial information systems design and implementation.

Audit Committee Pre-Approval Policy

During the fiscal year ended October 31, 2005, the Audit Committee approved, prior to engagement, all audit and non-audit services provided by the Company’s independent registered public accounting firm and all fees to be paid for such services. The Audit Committee has pre-approved all audit services to be provided by the Company’s independent registered public accounting firm related to reviews of the Company’s quarterly financial reports on Form 10-Q for the year ending October 31, 2006. All other services are considered and approved on an individual basis.

Fees Paid in Connection with Internal Audit and Consulting Services

The year ended October 31, 2005 represented the first year in which the Company was subject to the requirements of Section 404 of the Sarbanes-Oxley Act. In addition to the fees enumerated above which were paid to the Company’s independent registered public accounting firm, the Company incurred fees of approximately $140,000 to PKF for internal audit services related to Section 404 compliance and approximately $238,000 to Berdon LLP, special consultant on Section 404 compliance.

Shares Performance Graph

The following graph compares, for the five-year period beginning October 31, 2000 and ending October 31, 2005, the Company’s cumulative total return to holders of the Company’s Class A Common Shares and Common Shares with the returns for the NAREIT All REIT Total Return Index (a peer group index) published by the National Association of Real Estate Investment Trusts (NAREIT) and for the S&P 500 Index for the same period.

COMPARISON OF CUMULATIVE TOTAL RETURN*
FOR THE FIVE-YEAR PERIOD OCTOBER 31, 2000 TO OCTOBER 31, 2005
AMONG URSTADT BIDDLE PROPERTIES INC. CLASS A COMMON SHARES (UBA),
URSTADT BIDDLE PROPERTIES INC. COMMON SHARES (UBP), THE S&P 500 INDEX
AND THE NAREIT ALL-REIT INDEX

	10/00	10/01	10/02	10/03	10/04	10/05
UBA	100.00	144.17	181.91	241.17	303.09	329.59
UBP	100.00	135.56	187.74	231.67	285.30	341.13
S&P 500	100.00	75.10	63.75	77.01	84.27	91.62
NAREIT ALL-REIT INDEX	100.00	115.57	124.36	168.42	216.45	246.96

*	$100 INVESTED ON 10/31/00 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS, FISCAL YEAR ENDING OCTOBER 31.

The stock price performance shown on the graph is not necessarily indicative of future price performance.

SOLICITATION OF PROXIES AND VOTING PROCEDURES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations also may be made by personal interview, facsimile transmission or telephone. Directors and officers of the Company may participate in such solicitation and will not receive additional compensation for such services. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Class A Common Shares and Common Shares and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The presence, either in person or by properly executed proxy, of a majority of the Company’s outstanding Class A Common Shares and Common Shares is necessary to constitute a quorum at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote and each Class A Common Share outstanding on the Record Date entitles the holder thereof to 1/20 of one vote. An automated system administered by the Company’s transfer agent tabulates the votes.

The election of the Directors, the ratification of the appointment of the Company’s independent registered public accounting firm and the amendment of the Company’s Restricted Stock Award Plan each requires the affirmative vote of a majority of the total combined voting power of all classes of stock entitled to vote and present, in person or by properly executed proxy, at the Annual Meeting. Abstentions will thus be the equivalent of negative votes and broker non-votes will have no effect with respect to such proposals, as any Class A Common Shares or Common Shares subject to broker non-votes will not be present and entitled to vote with respect to any proposal to which the broker non-vote applies.

Each of the Proposals presented to the Company at the Annual Meeting is being presented as a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the SEC. Such reports, proxy statements and other information may be inspected without charge at the principal office of the SEC, 100 F Street, N. E., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the SEC’s Public Reference Section at such address. Information on the operation of the Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information also can be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

The Company’s Annual Report to Stockholders for the fiscal year ended October 31, 2005 (which is not part of the Company’s proxy soliciting materials) has been mailed to the Company’s stockholders with or prior to this proxy statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, will be furnished without charge to stockholders upon request to:

Thomas D. Myers, Secretary
Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, CT 06830

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Charters for each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website at http:\\www.ubproperties.com and are available in print to any stockholder upon request to the corporate secretary at the address set forth above.

CONTACTING THE BOARD OF DIRECTORS

Any shareholder who desires to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Urstadt Biddle Properties Inc., 321 Railroad Avenue, Greenwich, CT 06830. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders also may direct communications solely to the non-management Directors of the Company by addressing such communications to the Non-Management Directors, c/o Secretary, at the address set forth above. In addition, The Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “confidential” will be forwarded by the Secretary, unopened, to the Chairperson of the Audit Committee.

OTHER MATTERS

The Directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the Meeting in accordance with the Articles of Incorporation, the persons named as proxies will vote on them in accordance with their best judgment.

The Company encourages, but does not require, that members of its Board of Directors attend the Annual Meeting of Stockholders. Eight of the Company’s nine Directors attended the Annual Meeting of Stockholders held March 9, 2005.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2007 Annual Meeting of Stockholders by utilizing Rule 14a-8 under the Exchange Act, must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the Company’s proxy statement for such Annual Meeting and such proposals must be received by the Company by October 6, 2006.

Any stockholder who intends to present a stockholder proposal for consideration at the Company’s 2007 Annual Meeting of Stockholders without complying with Rule 14a-8 or who intends to make a nomination for election to the Company’s Board of Directors at the 2007 Annual Meeting of Stockholders, must comply with certain advance notification requirements set forth in the Company’s bylaws. The Company’s bylaws provide, in part, that any proposal for stockholder action, or nomination to the Board of Directors, proposed other than by the Board of Directors must be received by the Company in writing, together with specified accompanying information, at least 75 days prior to an annual meeting in order for such action to be considered at the meeting. The year 2007 Annual Meeting of Stockholders is currently anticipated to be held on March 8, 2007. Any notice of intent to consider other matters and/or nominees, and related information, must therefore be received by the Company by December 26, 2006. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

You are urged to complete, date, sign and return your Proxy Card promptly to make certain your Shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. If you desire to vote your Shares in person at the meeting, your proxy may be revoked. For your convenience in returning the Proxy Card, a pre-addressed and postage paid envelope has been enclosed.

YOUR PROXY IS IMPORTANT
WHETHER YOU OWN FEW OR MANY SHARES.
PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD TODAY.

▼ DETACH PROXY CARD HERE ▼

Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.	☒
Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE PROPOSALS

Proposal 1. To elect three Directors to serve for three years.

								FOR	AGAINST	ABSTAIN
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	Proposal 2.	To ratify the appointment of PKF as the independent registered public accounting firm of the Company for one year.	☐	☐	☐

						Proposal 3.	To amend the Company’s Restricted Stock Award Plan.	☐	☐	☐
Nominees to serve for three years: Robert R. Douglass, George H.C. Lawrence and Charles J. Urstadt.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions
Please sign name exactly as shown. When there is more than one holder, each should sign. When signing as an attorney, administrator, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person, stating his or her title or authority.

Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.

Date Share Owner sign here Co-Owner sign here

URSTADT BIDDLE PROPERTIES INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on March 9, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF URSTADT BIDDLE PROPERTIES INC.

The undersigned hereby constitutes and appoints Willing L. Biddle and Thomas D. Myers, and each of them, as Proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and vote all Class A Common Stock or Common Stock, par value $.01 per share, as applicable, of Urstadt Biddle Properties Inc. (the “Company”) held of record as of the close of business on January 24, 2006, at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 2:00 p.m. on Thursday, March 9, 2006 at the Hyatt Regency Greenwich, 1800 E. Putnam Avenue, Old Greenwich, Connecticut 06870 and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted: (i) FOR the election of three Directors of the Company to serve for three years, as set forth in Proposal 1; (ii) FOR the ratification of the appointment of PKF as the independent registered public accounting firm of the Company for the ensuing fiscal year, as set forth in Proposal 2; and (iii) FOR the amendment of the Company’s Restricted Stock Award Plan, as set forth in Proposal 3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement and the Company’s Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Annual Meeting.

(Continued and to be signed and dated on reverse side.)	URSTADT BIDDLE PROPERTIES INC.
P.O. BOX 11040
NEW YORK, N.Y. 10203-0040

To change your address, please mark this box.      ☐